As filed with the Securities and Exchange Commission on August 14, 2003

Registration No. 333-____

SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C.  20549
_________________

FORM S-8

REGISTRATION STATEMENT UNDER
THE SECURITIES ACT OF 1933
_________________

COGNOS INCORPORATED
 (Exact Name of Registrant as Specified in Its Charter)

CANADA	98-0119485
(State or Other Jurisdiction of	(I.R.S. Employer Identification No.)
Incorporation or Organization)

3755 Riverside Drive
P.O. Box 9707, Station T
Ottawa, Ontario, Canada K1G 4K9
 (Address of Principal Executive Offices) (Zip Code)
_________________

2003 – 2008 Stock Option Plan
(Full Title of the Plan)
_________________

William Russell
Cognos Corporation
15 Wayside Road
Burlington, MA 01803-4609
(Name and Address of Agent For Service)

(781) 229-6600
 (Telephone Number, Including Area Code, of Agent For Service)
_________________

Copy to:
Kevin M. Barry, Esq.
Testa, Hurwitz & Thibeault, LLP
High Street Tower
125 High Street
Boston, Massachusetts 02110

Calculation Of Registration Fee

		Proposed Maximum	Proposed Maximum
Title of Securities to	Amount to be	Offering Price	Aggregate	Amount of
be Registered	Registered	Per Share	Offering Price	Registration Fee
Common Shares,	1,760,000 shares	US$26.33 (1)	US$46,340,800	US$3,748.97
without par value

    (1)        The price of $26.33 per share, which is the average of the high and low prices of the Common Stock as reported on the Nasdaq National Market System on August 8, 2003, is set forth solely for purposes of calculating the filing fee pursuant to Rules 457(c) and (h).

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.        Incorporation of Documents by Reference.

        The following documents filed by Cognos Incorporated (the “Registrant” or the “Company”) with the Commission pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”) are incorporated by reference in this Registration Statement:

(a) The Registrant’s Annual Report on Form 10-K for the fiscal year ended February 28, 2003 filed pursuant to the Exchange Act and containing audited financial statements for the fiscal year ended February 28, 2003.

(b) The Registrant’s Quarterly Report on Form 10-Q for the fiscal quarter ended May 31, 2003, filed pursuant to the Exchange Act.

(c) The Registrant’s Current Report on Form 8-K/A filed on March 12, 2003, the Registrant’s Current Report on Form 8-K filed on April 2, 2003 and the Registrant’s Current Report on Form 8-K filed on June 19, 2003.

(d) The description of the Common Shares in the section entitled “Description of Share Capital” contained in the Registrant’s Registration Statement on Form F-10 filed with the Commission on June 20, 2002.

        All documents subsequently filed with the Commission by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered herein have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents.

        Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for the purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document that also is or is deemed to be incorporated by reference herein modifies or replaces such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.        Description of Securities.

        Not applicable.

Item 5.        Interest of Named Experts and Counsel.

        Certain legal matters in connection with this Registration Statement will be passed upon on our behalf by Torys LLP, Toronto, Ontario. As of the date of this Registration Statement, the partners and associates of Torys LLP collectively owned beneficially, directly or indirectly, less than 1% of the Company’s outstanding common shares. James M. Tory, Chair Emeritus and Counsel of Torys LLP, serves as Chairman of the Company’s Board of Directors.

Item 6.        Indemnification of Directors and Officers.

        Under the Canada Business Corporations Act (the “CBCA”), the Company may indemnify a present or former director or officer of the Company or a person who acts or acted at the Company’s request as a director or officer, or an individual acting in a similar capacity, of another entity, against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment, reasonably incurred by him or her in respect of any civil, criminal, administrative, investigative or other proceeding in which the individual is involved because of that association with the Company or other entity referred to above, and provided that the director, officer or other person acted honestly and in good faith with a view to the best interests of the Company or other entity referred to above and, in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, had reasonable grounds for believing that his or her conduct was lawful. Such indemnification may be made in connection with a derivative action by or on behalf of the Company or other entity referred to above only with court approval and if he or she fulfilled the conditions set forth above. A director, officer or other person referred to above is entitled to indemnification from the Company as a matter of right if he or she was not judged by the court or other competent authority to have committed any fault or omitted to do anything that the individual ought to have done and fulfilled the conditions set forth above.

        The by-laws of the Company provide that the Company shall, to the extent permitted by the CBCA, indemnify every present or former director or officer of the Company or person who acts or acted and every other person who acts or acted at the Company’s request as a director or officer, or an individual acting in a similar capacity, of another entity, and his or her heirs and legal representatives.

        A directors’ and officers’ liability insurance policy is maintained by the Company, which insures directors and officers for losses as a result of certain claims against the directors and officers of the Company in their capacity as directors and officers and also reimburses the Company for payments made pursuant to the indemnity provisions under the CBCA and the by-laws of the Company.

Item 7.        Exemption From Registration Claimed.

        Not applicable.

Item 8.        Exhibits.

        4.1        2003 – 2008 Stock Option Plan (incorporated by reference to Exhibit 10.23 to the Company’s Quarterly Report on Form 10-Q filed on July 11, 2003).

        4.2         Articles of Incorporation of the Company and amendments thereto (incorporated by reference to Exhibit 3.1 to the Company’s Quarterly Report on Form 10-Q filed on January 14, 2003).

        4.3         By-Laws of the Company (incorporated by reference to Exhibit 3.3 to the Company’s Annual Report on Form 10-K filed on May 29, 2002).

        5.1         Opinion of Torys LLP.

        23.1       Consent of Ernst & Young LLP.

        23.2       Consent of Torys LLP (included in Exhibit 5.1).

      24.1       Power of Attorney (included on page 7 of this Registration Statement).

Item 9.        Undertakings.

(a) The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Ottawa, Province of Ontario, Canada on the 1st day of August, 2003.

COGNOS INCORPORATED

By: /s/ Renato Zambonini
Renato Zambonini
Chief Executive Officer and Director

POWER OF ATTORNEY AND SIGNATURES

        EACH PERSON WHOSE SIGNATURE appears below this Registration Statement hereby constitutes and appoints Tom Manley and W. John Jussup and each of them, with full power to act without the other, his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead in any and all capacities (until revoked in writing) to sign all amendments (including post-effective amendments) to this Registration Statement on Form S-8 of Cognos Incorporated and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary fully to all intents and purposes as he might or could do in person thereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their or his substitute, may lawfully do or cause to be done by virtue hereof.

        Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title(s)	Date

/s/ Renato Zambonini	Chief Executive Officer	August 1, 2003
and Director (Principal Executive
Renato Zambonini	Officer)

/s/ Tom Manley	Senior Vice President,	August 11, 2003
Finance and Administration
Tom Manley	and Chief Financial Officer
(Principal Financial Officer and
Principal Accounting Officer)

/s/ John E. Caldwell	Director	July 31, 2003

John E. Caldwell

/s/ Paul D. Damp	Director	July 31, 2003

Paul D. Damp

/s/ Pierre Y. Ducros	Director	July 31, 2003

Pierre Y. Ducros

/s/ Robert W. Korthals	Director	July 31, 2003

Robert W. Korthals

/s/ John Rando	Director	July 31, 2003

John Rando

/s/ James M. Tory	Director	July 31, 2003

James M. Tory, Q.C.

/s/ William Russell	Authorized Representative	July 31, 2003
in the United States and Director
William Russell

AUTHORIZED REPRESENTATIVE

        Pursuant to the requirements of Section 6(a) of the Securities Act of 1933, as amended, the Authorized Representative has duly caused this Registration Statement to be signed on its behalf by the undersigned, solely in its capacity as the duly authorized representative of Cognos Incorporated in the United States, in the City of Saratoga, State of California, on this 31st day of July, 2003.

/s/ William Russell
William Russell
Authorized U.S. Representative

EXHIBIT INDEX

Exhibit No.	Description of Exhibit

4.1	2003 - 2008 Stock Option Plan (incorporated by reference to Exhibit 10.23 to the Company's Quarterly Report on Form 10-Q filed on July 11, 2003).

4.2	Articles of Incorporation of the Company and amendments thereto (incorporated by reference to Exhibit 3.1 to the Company's Quarterly Report on Form 10-Q filed on January 14, 2003).

4.3	By-Laws of the Company (incorporated by reference to Exhibit 3.3 to the Company's Annual Report on Form 10-K filed on May 29, 2002).

5.1	Opinion of Torys LLP.

23.1	Consent of Ernst & Young LLP.

23.2	Consent of Torys LLP (included in Exhibit 5.1).

24.1	Power of Attorney (included on page 7 of this Registration Statement)